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                                                                       EXHIBIT 1

July 30, 1997

Douglas A. Murphy
President and Chief Operating Officer
ERLY Industries Inc.
10990 Wilshire Boulevard, #1800
Los Angeles, California  90024-3955

Re:  ERLY Industries Inc. - Request to Inspect Accounting Books and Records

Dear Mr. Murphy:

     The undersigned, record shareholders of ERLY Industries Inc. (the "Company"), hereby demand, pursuant to Section 1601 of the California Corporations Code, the right to inspect (including the right to copy and make extracts) the accounting books and records of the Company. Representatives of the undersigned will come to the executive offices of the Company at 9:00 a.m. on August 6, 1997 to commence such inspection.

     The purpose of this inspection is to assist the undersigned in determining whether to increase their investment in the Company and to evaluate the fairness, significance and extent of transactions involving the Company and its subsidiaries in which members of management have a personal financial interest.

     The undersigned hereby designate and authorize Andrew E. Bogen, Peter F. Ziegler and Bradford P. Weirick, their respective partners and any other persons to be designated by them, acting together, singly or in combination, to conduct the inspection and copying herein demanded. If you have any questions concerning the foregoing, please contact Bradford P. Weirick at 213-229-7765.


                                  Very truly yours,

                                  FARMERS RICE MILLING COMPANY

                                  By:    /s/ Nanette N. Kelley
                                     -------------------------------------------
                                             Nanette N. Kelley
                                             President

                                  NANETTE KELLEY

                                               /s/ Nanette N. Kelley
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